SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):

                                December 3, 2002

                              VISUAL NETWORKS, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                   000-23699                   52-1837515
(State of incorporation)    (Commission file number)         (IRS Employer
                                                           Identification No.)

                                2092 Gaither Road
                            Rockville, Maryland 20850
               (Address of principal executive offices) (Zip code)

                                 (301) 296-2300
                         (Registrant's telephone number)


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Item 5. Other Events.

On February 12, 2002, as part of its "Make it Visual Partner Program," Visual Networks announced a strategic partnership with Cisco Systems, Inc. to develop an integrated network performance management solution. On December 3, 2002, having entered into a definitive agreement with Visual Networks regarding the relationship, Cisco announced that the ATM solution is now commercially available and that an integrated solution for frame relay should follow early next year.

The agreement between Visual Networks and Cisco provides for Cisco and Visual Networks to provide an integrated router and performance management solution which is built on Cisco's CNS programmable network interface and manages network devices through CNS intelligent engines and agents in Cisco IOS Software. Data is collected via a CNS gateway and forwarded to the Cisco WAN Access Performance Management System (WAPMS), which is based on Visual Networks' Visual UpTime(R) technology. The agreement provides that Cisco will market and sell the joint solution under the Cisco brand as Cisco WAPMS.

Under the terms of the agreement, Visual Networks will develop and support a Cisco-branded version of the Performance Archive Manager (PAM) component of its Visual UpTime performance management system. This PAM that will provide network performance management of Cisco products which contain Visual Networks' technology. The agreement also calls for Visual Networks to assist Cisco in sales, marketing and fulfillment of the Cisco WAPMS product.

This integrated solution expands Visual Networks' addressable market to include new Cisco routers with integrated CSU/DSUs both domestically and internationally. Visual Networks can also address the installed base of managed Cisco routers through a simple IOS software upgrade.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

      (a) Not Applicable.

      (b) Not Applicable.

      (c) Exhibits.

      99.1* OEM Software License Agreement between Cisco Systems, Inc. and Visual Networks Operations, Inc.

      * To be filed by amendment.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 3, 2002                      Visual Networks, Inc.

                                             /s/ Peter J. Minihane
                                            ------------------------------------
                                            By:    Peter J. Minihane
                                            Title: President and Chief Executive
                                                   Officer